Exhibit 99.1

Olympic Steel Reports First-Quarter 2021 Results

Company reports record quarterly sales

Continued operating discipline and high metals pricing combine to deliver the most profitable first quarter in the Company’s history

CLEVELAND--(BUSINESS WIRE)--May 7, 2021--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended March 31, 2021.

Net income for the first quarter totaled $22.0 million, or $1.91 per diluted share, compared with net income of $0.6 million, or $0.05 per diluted share, in the first quarter of 2020. The results include $1.0 million of LIFO pre-tax expense in the first quarter of 2021, compared with $0.5 million of LIFO pre-tax income in the same period a year ago. Adjusted EBITDA for the first quarter of 2021 was $37.8 million, compared with $7.5 million in the first quarter of 2020.

The Company reported record sales for the first quarter of 2021, totaling $463 million, compared with $354 million in the first quarter of 2020.

“The strong momentum as we closed out 2020 continued in the first quarter of 2021. Favorable market conditions and record-high metals pricing, along with the disciplines we reinforced in 2020 to reduce operating expenses and improve inventory management, combined to deliver record financial performance,” said Richard T. Marabito, Chief Executive Officer. “All of our segments reported robust growth in profitability as strong demand from our end markets, combined with extended lead times to source metal, resulted in historic low inventories throughout the metals supply chain. We will continue to rely on our long-standing mill supply relationships and our strong cash conversion cycle disciplines to support our customers through this supply-constrained environment. We are proud of the hard work, dedication and safety focus of our entire team to deliver exceptional performance and value to our stakeholders.”

Marabito continued, “We are optimistic that we are in the early stages of a positive demand cycle, and Olympic Steel is in excellent position to benefit from a strengthening economy and the anticipated U.S. infrastructure build. We will maintain our operating expense and working capital disciplines to drive profitable growth in the near term, while continuing to execute our long-term strategy of business diversification by actively pursuing higher-return growth opportunities and additional acquisitions.”

The Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on June 15, 2021, to shareholders of record on June 1, 2021.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
(Figures may not foot due to rounding.)
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2021	2020

Net income per diluted share (GAAP):	$1.91	$0.05

Excluding the following items:
LIFO (income) / expense	0.06	(0.03)

Adjusted net income per diluted share (non-GAAP):	$1.97	$0.02

Reconciliation of Net Income to Adjusted EBITDA (in thousands) The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2021	2020

Net income (GAAP):	$22,008	$593

Excluding the following items:
Foreign exchange loss included in net income	10	17
Interest and other expenses on debt	1,655	2,239
Income tax provision	7,917	202
Depreciation and amortization	5,235	4,913
Earnings before interest, taxes, depreciation and amortization (EBITDA)	36,825	7,964
LIFO (income) / expense	1,000	(500)
Adjusted EBITDA (non-GAAP)	$37,825	$7,464

Conference Call and Webcast
A simulcast of Olympic Steel’s 2021 first-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 9 a.m. ET on May 7, 2021, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements
It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks associated with supply chain disruption resulting from the COVID-related imbalance of metal supply and end user demands; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; risks associated with the COVID-19 pandemic, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; risks of falling metals prices and inventory devaluation; supply disruptions and inflationary pressures, including the availability and rising costs of transportation and logistical services and labor; general and global business, economic, financial and political conditions, including legislation passed under the new administration; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; supplier consolidation or addition of additional capacity; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or net realizable value adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel
Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 36 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc. Consolidated Statements of Net Income (in thousands, except per-share data)

	Three months ended
	March 31,
	2021	2020

Net sales	$463,124	$354,380

Costs and expenses
Cost of materials sold (excludes items shown separately below)	354,665	282,522
Warehouse and processing	23,407	23,076
Administrative and general	23,054	19,059
Distribution	13,562	12,289
Selling	8,466	6,810
Occupancy	3,145	2,660
Depreciation	4,650	4,516
Amortization	585	397

Total costs and expenses	431,534	351,329

Operating income	31,590	3,051

Other income (loss), net	(10)	(17)

Income before financing costs and income taxes	31,580	3,034

Interest and other expense on debt	1,655	2,239

Income (loss) before income taxes	29,925	795

Income tax provision	7,917	202

Net income (loss)	$22,008	$593

Earnings per share:

Net income (loss) per share - basic	$1.92	$0.05

Weighted average shares outstanding - basic	11,490	11,444

Net income (loss) per share - diluted	$1.91	$0.05

Weighted average shares outstanding - diluted	11,496	11,459

Olympic Steel, Inc. Balance Sheets (in thousands)

	As of March 31, 2021	As of December 31, 2020
Assets

Cash and cash equivalents	$8,309	$5,533
Accounts receivable, net	210,695	151,601
Inventories, net (includes LIFO debits of $1,115 and $2,115 as of March 31, 2021 and December 31, 2020, respectively)	278,174	240,001
Prepaid expenses and other	10,940	5,069

Total current assets	508,118	402,204

Property and equipment, at cost	436,850	434,579
Accumulated depreciation	(282,226)	(277,379)

Net property and equipment	154,624	157,200

Goodwill	5,234	5,123
Intangible assets, net	32,026	32,593
Other long-term assets	14,260	18,131
Right of use asset, net	24,097	25,354

Total assets	$738,359	$640,605

Liabilities

Accounts payable	$122,485	$87,291
Accrued payroll	15,661	10,985
Other accrued liabilities	29,830	22,869
Current portion of lease liabilities	5,436	5,580

Total current liabilities	173,412	126,725

Credit facility revolver	191,903	160,609
Other long-term liabilities	16,408	22,478
Deferred income taxes	13,968	9,818
Lease liabilities	18,893	19,965

Total liabilities	414,584	339,595

Shareholders' Equity

Preferred stock	-	-
Common stock	132,644	132,382
Accumulated other comprehensive loss	(3,499)	(4,215)
Retained earnings	194,630	172,843

Total shareholders' equity	323,775	301,010

Total liabilities and shareholders' equity	$738,359	$640,605

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended March 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2021	2020	2021	2020	2021	2020

Tons sold	239,848	263,110	41,887	34,570	N/A	N/A

Net sales	$246,373	$202,967	$126,320	$88,488	$90,431	$62,925
Average selling price per ton	1,027.20	771.41	3,015.73	2,559.68	N/A	N/A
Cost of materials sold	184,173	163,137	103,534	76,235	66,958	43,150
Gross profit	62,200	39,830	22,786	12,253	23,473	19,775
Operating expenses	41,000	41,176	14,764	9,518	17,153	15,470
Operating income (loss)	$21,200	$(1,346)	$8,022	$2,735	$6,320	$4,305

Depreciation and amortization	$2,923	$3,010	$903	$497	$1,391	$1,364

	As of March 31, 2021	As of December 31, 2020
Assets
Flat-products	$495,002	$404,269
Tubular and pipe products	242,607	235,516
Corporate	750	820
Total assets	$738,359	$640,605

Other Information (in thousands, except per-share and ratio data)

(in thousands except per share data)	As of March 31, 2021	As of December 31, 2020
Shareholders' equity per share	$29.24	$27.18

Debt to equity ratio	0.59 to 1	0.53 to 1

	Three Months Ended March 31,
	2021	2020

Net cash from (used for) operating activities	$(25,720)	$(11,985)

Cash dividends per share	$0.02	$0.02

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com